Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-91120 on Form S-8 and Registration Statement No. 333-122945 on Form S-4 of our report dated March 16, 2006, relating to the financial statements of MarkWest Energy Partners, L.P. and of our report on internal control over financial reporting dated March 16, 2006 (which report expresses an adverse opinion on the effectiveness of the Partnership’s internal control over financial reporting because of a material weakness) appearing in this Amendment No. 2 to the Annual Report on Form 10-K/A of MarkWest Energy Partners, L.P. for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
June 19, 2006